CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Counselor Series Trust (Invesco Counselor Series Trust) of our report dated October 29, 2020 relating to the financial statements and financial highlights of Invesco Low Volatility Equity Yield Fund which appear in AIM Counselor Series Trust (Invesco Counselor Series Trust)’s Annual Report on Form N-CSR for the year ended August 31, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Highlights,” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

July 13, 2021